FORM 8-K


                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               Form 8-K
                            Current Report


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report
July 18, 1996
- --------------
                      FIRST REPUBLIC BANCORP INC.
                      ---------------------------
        (Exact name of registrant as specified in its charter)


       Delaware                     0-15882           94-2964497
- --------------------------         -----------       ---------------
(State or other jurisdiction       (Commission       (IRS Employer
 of incorporation)                 File Number)      Identification No.)



                            388 Market Street
                          San Francisco, CA  94111
                       ------------------------------
            (Address of principal executive office) (Zip Code)


                              (415) 392-1400
                              --------------
           (Registrant's telephone number, including area code)


                              Not applicable
                              --------------
       (Former name, former address, if changed since last report)

Item 5.  Other Events

First Republic Bancorp Inc. hereby files with the Securities and Exchange Commission (the "Commission") its press release, dated July 18, 1996, concerning its earnings release for the second quarter and six months ended June 30,1996, as distributed on July 17, 1996.




                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  First Republic Bancorp Inc.
                                        (Registrant)



Date: July 18, 1996                ----------------------------------------
                                   Willis H. Newton, Jr.
                                   Senior Vice President and
                                   Chief Financial Officer

FOR IMMEDIATE RELEASE
- ---------------------
                                                     Common Stock Symbol - FRC
                                                     New York Stock Exchange
                     FIRST REPUBLIC BANCORP REPORTS
                      SECOND QUARTER 1996 RESULTS

 San Francisco, California, July 17, 1996 - First Republic Bancorp Inc. today reported net income of $3,001,000 for the quarter ended June 30, 1996, compared with a net loss of ($3,140,000) for the same quarter in 1995. For the second quarter, fully diluted earnings per share was $0.33 for 1996, compared to a net loss per share of $(0.41) for 1995. The Company reported a net loss for the second quarter of 1995 primarily due to a provision for loan losses of $8,750,000, compared to a provision of $1,815,000 in the second quarter of 1996. Additionally, the Company's net interest income for the second quarter was $4,142,000 higher in 1996 than in 1995.

 Net income of $5,771,000 was reported for the six months of 1996, compared with a net loss of ($1,756,000) for the first six months of 1995. For the six month period, fully diluted earnings per share was $0.64 for 1996 compared to a net loss per share of $(0.23) for 1995.

 The Company's quarter-end ratio of capital to risk-adjusted assets was 14.80%. At June 30, 1996, total capital, including subordinated debentures and reserves, was $197,822,000. Tangible book value per share was $15.56 at June 30, 1996.

 Total assets of First Republic Bancorp were $2,064,209,000 at June 30, 1996. Substantially all of the Company's loan portfolio consists of first trust deed, real estate secured, California and Nevada loans, 84% of which are housing related and approximately 85% of which are adjustable within one year. The Company's asset growth continued to be focused on single family home loans, which represent 64% of the loan portfolio at June 30, 1996.

 At June 30, 1996, nonaccruing loans totalled $28,578,000 and foreclosed
REO totalled $14,301,000, collectively 2.08% of total assets. Nonaccruing assets included $18,457,000 of loans and $4,968,000 of REO adversely impacted by the Los Angeles earthquake. During the quarter, the Company added $1,815,000 to its reserves and recorded chargeoffs, net of recoveries, of $1,375,000. At June 30, 1996, after such writedowns, the Company's reserves totalled $19,318,000, up from $18,068,000 at December 31, 1995.

 The Company's nonaccruing loans include $16,732,000 of loans on which interest payments were received during the second quarter at an average payment rate of 8.2% on their recorded investment. These loans had been restructured by waiver or deferral of interest, by interest rate

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FIRST REPUBLIC BANCORP INC.                                             Page 2

concessions, or by the forgiveness of principal in certain cases. As a result of the terms of these restructurings, such loans will be reported as nonaccrual until a satisfactory payment history is achieved and the Company believes its recorded investment in the loans is secure.

 At June 30, 1996, the Company had restructured performing loans of $7,397,000. At such date, there were no accruing single family loans more than 90 days past due.

 The Company's deposits totalled $1,254,523,000 at June 30, 1996. The Company operates eleven retail branches in four metropolitan areas - San Francisco, Los Angeles, San Diego, and Las Vegas - with over $114,000,000 of average deposits per branch. At June 30, 1996, money market checking and passbook accounts represented 19% of total deposits.

 For the second quarter of 1996, total interest income increased to $39,324,000 from $34,260,000 in 1995, as a result of a larger average asset base earning a higher average rate. Net interest income increased to $11,792,000 in the second quarter of 1996, compared to $7,650,000 for the second quarter of 1995. The Company's net interest spread was 1.99% for the second quarter of 1996, compared to 1.96% for the first quarter of 1996, and 1.38% for the second quarter of 1995. The Company's net interest spread has gradually increased each quarter since the second quarter of 1995.

 The Company's non-interest expense totalled $5,882,000 for the second quarter of 1996, compared to $5,392,000 for the same period in 1995. As a percentage of average assets, recurring general and administrative expenses were 1.14% for the second quarter of 1996 compared with 1.08% for the second quarter of 1995.

 For the second quarter of 1996, the Company originated $220,779,000 of loans compared with $171,287,000 for the same period in 1995. Total loans originated for the first six months were $419,720,000 in 1996 compared with $278,556,000 in 1995. The Company sold $10,456,000 of loans during the second quarter of 1996, compared with $24,821,000 in the second quarter of 1995 and recorded net gains of $76,000 on these loan sales in the second quarter of 1996, compared to net losses of ($47,000) during the second quarter of 1995. In 1996, gain on sale of loans includes gains of $80,000 in the second quarter and $373,000 for the first six months resulting from recording the value of mortgage servicing rights retained on loans originated and sold under a new accounting pronouncement effective for 1996. The portfolio of real estate loans serviced for third-party investors was $767,710,000 at June 30, 1996, compared to $821,569,000 at June 30, 1995.

 First Republic Bancorp Inc. functions as a direct lender as well as a mortgage banker through two FDIC-insured, industrial bank subsidiaries chartered in California and Nevada. First Republic Thrift & Loan provides both loan and deposit services from ten locations in the San Francisco, Los Angeles, Beverly Hills, and San Diego areas. First Republic Savings Bank provides both loan and deposit services from its office located in Las Vegas, Nevada.

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FIRST REPUBLIC BANCORP INC.                                            Page 3

                                             Three Months                       Six Months
                                             Ended June 30                     Ended June 30
                                     ----------------------------     ----------------------------
Financial Results                         1996            1995             1996            1995
- -----------------                    ------------    ------------     ------------    ------------
Total Interest Income                $ 39,324,000    $ 34,260,000     $ 77,982,000    $ 66,216,000

Net Interest Income                  $ 11,792,000    $  7,650,000     $ 23,048,000    $ 15,866,000

Provision for Losses                 $  1,815,000    $  8,750,000     $  3,588,000    $ 10,215,000

Net Income (Loss)                    $  3,001,000    $ (3,140,000)    $  5,771,000    $ (1,756,000)

Primary EPS                          $       0.39    $      (0.41)    $       0.76    $      (0.23)
                                     ============    ============     ============    ============

Fully diluted EPS                    $       0.33    $      (0.41)    $       0.64    $      (0.23)
                                     ============    ============     ============    ============

Weighted Average Shares:
  Primary                               7,655,491       7,589,397        7,625,556       7,589,115
  Fully diluted                        10,238,497      10,122,912       10,179,192      10,126,185


Operating Information
- ---------------------
(*Data Annualized)

Loan Origination Volum               $220,779,000    $171,287,000     $419,720,000    $278,556,000

Avg. Assets Per Employee*            $ 12,645,000    $ 12,382,000     $ 12,620,000    $ 12,190,000

Net Income Per Employee*             $     75,500              --     $     73,700              --

Return on Average Assets*                    0.60%          (0.70)%           0.58%          (0.20)%

Return on Average Common Equity*            10.61%         (11.59)%          10.34%          (3.24)%

General and Administrative Expenses
  as % of Average Assets*                    1.14%            1.08%           1.12%            1.11%


Rates Earned/Paid
- -----------------
Yield on Investments                         6.98%           6.55%            6.92%           6.61%

Yield on Loans                               8.04%           7.93%            8.13%           7.77%
                                     ------------    ------------     ------------    ------------
Earning Assets Yield                         7.95%           7.79%            8.02%           7.65%
                                     ============    ============     ============    ============

Cost of Deposits                             5.72%           5.97%            5.81%           5.74%

Cost of Borrowings                           6.36%           7.13%            6.45%           6.84%
                                     ------------    ------------     ------------    ------------
Liability Costs                              5.96%           6.41%            6.05%           6.17%
                                     ============    ============     ============    ============

Net Interest Spread                          1.99%           1.38%            1.97%           1.48%
                                     ============    ============     ============    ============

Margin on Earning Assets                     2.36%           1.76%            2.34%           1.85%
                                      ===========    ============     ============    ============


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FIRST REPUBLIC BANCORP INC.                                            Page 4

                                                As of June 30,
                                      ----------------------------------

Financial Condition                         1996                1995
- -------------------                   --------------      --------------

Total Loans                           $1,834,407,000      $1,603,906,000
                                      ==============      ==============

Total Assets                          $2,064,209,000      $1,817,145,000
                                      ==============      ==============

Loans Serviced for
 Investors                            $  767,710,000      $  821,569,000
                                      ==============      ==============

Total Deposits                        $1,254,523,000      $1,051,491,000
                                      ==============      ==============

Stockholders' Equity                  $  114,529,000      $  105,324,000

Senior Subordinated Debentures             9,966,000           9,974,000

Subordinated Debentures                   19,509,000          19,649,000

Convertible Subordinated Debentures       34,500,000          34,500,000

Reserves                                  19,318,000          16,944,000
                                      --------------      --------------
Total Capital                         $  197,822,000      $  186,391,000
                                      ==============      ==============

Capital-to-Risk-Adjusted Assets                14.80 %             15.00 %
                                               =====               =====

Tangible Stockholders'
  Equity Per Share Outstanding        $        15.56      $        14.33
                                      ==============      ==============

Shares of Common Stock Outstanding         7,352,991           7,344,267



For further information call:
Willis H. Newton, Jr.
Senior Vice President and
Chief Financial Officer
388 Market Street
San Francisco, CA  94111
(415)392-1400


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